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                                                                    Exhibit 11

                       Horace Mann Educators Corporation
                     Computation of Net Income per Share
             For the Years Ended December 31, 1998, 1997 and 1996
                 (Amounts in thousands, except per share data)
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
                                                       Year Ended December 31,
                                                     --------------------------
                                                     1998       1997       1996
                                                     ----       ----       ----
Basic - assumes no dilution:

Net income for the period ......................   $85,312    $83,576    $64,639
                                                   -------    -------    -------

Weighted average number of common
   shares outstanding during the period ........    43,239     45,825     46,958
                                                   -------    -------    -------

Net income per share - basic ...................   $  1.97    $  1.82    $  1.38
                                                   =======    =======    =======


Diluted - assumes full dilution:

Net income for the period ......................   $85,312    $83,576    $64,639
                                                   -------    -------    -------

Weighted average number of common
   shares outstanding during the period ........    43,239     45,825     46,958
Weighted average number of common
   equivalent shares to reflect the dilutive
   effect of common stock equivalent securities:
      Warrants .................................        98        251        236
      Stock options ............................       451        416        378
      Common stock units related to Deferred
          Equity Compensation Plan for Directors        49         33          6
      Common stock units related to Deferred
          Equity Compensation Plan for Employees         1         --         --
                                                   -------    -------    -------

Total common and common equivalent
   shares adjusted to calculate diluted
   earnings per share ..........................    43,838     46,525     47,578
                                                   -------    -------    -------

Net income per share - diluted .................   $  1.95    $  1.80    $  1.36
                                                   =======    =======    =======

Percentage of dilution compared to
   basic net income per share ..................       1.0%       1.1%       1.4%
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